Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-251367 and 333-260859) on Form S-3 and (Nos. 333-216112, 333-223672, 333-230271, 333-237165, 333-250906 and 333-254771) on Form S-8 of our report dated March 11, 2022 with respect to the consolidated financial statements of Viridian Therapeutics, Inc.
/s/ KPMG LLP
Boulder, Colorado
March 11, 2022